November 4, 2020	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES FINANCIAL BOARD
ANNOUNCES ANNUAL SHAREHOLDERS MEETING DATE

ST. PETERSBURG, Fla. - The Raymond James Financial (NYSE: RJF) Board of Directors today announced that the 2021 annual shareholders meeting will be held Thursday, February 18, 2021, at 4:30 p.m. ET. Shareholders of record as of December 21, 2020, will be entitled to notice of, and to attend and vote during, the annual meeting.

In light of the public health impact of the coronavirus (COVID-19) and visitor restrictions at our headquarters, the annual meeting this year will be conducted virtually and solely via webcast. Shareholders will be able to participate in the virtual meeting online, vote their shares electronically and submit live questions by following the instructions in their proxy materials. Presentation slides will be posted on the day of the event and will be viewable within the webcast.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,200 financial advisors. Total client assets are $930 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.